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                                                                                                                       EXHIBIT 11.01


                                                    INDUS INTERNATIONAL, INC.

                                                   STATEMENT OF COMPUTATION OF

                                                   NET INCOME (LOSS) PER SHARE

                                              (In thousands, except share amounts)

                                                           (Unaudited)



                                                                                    Three Months Ended           Nine Months Ended
                                                                                       September 30,               September 30,
                                                                                   ---------------------       ---------------------
                                                                                    1997          1996          1997          1996
                                                                                   -------       -------       -------       -------
Net income (loss) (A)........................................................      $(9,023)      $ 2,311       $(3,554)      $ 2,839
                                                                                   =======       =======       =======       =======
Shares used in per share computation:
     Weighted average outstanding ...........................................       29,432        26,411        28,158        25,191
     Equivalent shares assumed to be outstanding had options
      granted prior to 1995 been exercised and used to repurchase
      shares at their then fair value .......................................         --           3,435          --           2,979
                                                                                   -------       -------       -------       -------
                                                                                    29,432        29,846        28,158        28,170
                                                                                   =======       =======       =======       =======
Net (loss) income per share .................................................      $ (0.31)      $ (0.08)      $ (0.13)      $  0.10
                                                                                   =======       =======       =======       =======

(A) Pro forma data as to the nine months ended September 30, 1996, historical data for other periods.
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